Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

No.	Legal Name	State of Formation
1	NewQuest, LLC	Texas
2	HealthSpring USA, LLC	Tennessee
3	HealthSpring Management, Inc.	Tennessee
4	HealthSpring of Tennessee, Inc.	Tennessee
5	HealthSpring Employer Services, Inc.	Tennessee
6	Tennessee Quest, LLC	Tennessee
7	HealthSpring Life & Health Insurance Company, Inc.	Texas
8	HealthSpring Management of America, LLC	Delaware
9	NewQuest Management of Florida, LLC	Florida
10	NewQuest Management of Illinois, LLC	Illinois
11	NewQuest Management of Alabama, LLC	Alabama
12	HealthSpring of Alabama, Inc.	Alabama
13	TexQuest, L.L.C.	Delaware
14	HouQuest, L.L.C.	Delaware
15	HealthSpring Pharmacy Services, LLC	Delaware
16	HealthSpring Pharmacy of Tennessee, LLC	Delaware
17	GulfQuest, L.P.	Texas
18	HealthSpring of Florida, Inc. d/b/a Leon Medical Centers Health Plans	Florida
19	Bravo Health, Inc.	Delaware
20	Bravo Health Mid-Atlantic, Inc.	Maryland
21	Bravo Health Pennsylvania, Inc.	Pennsylvania
22	Bravo Health Texas, Inc.	Texas
23	Bravo Health Insurance Company, Inc.	Delaware
24	Managed Care Services, LLC	Delaware
25	Bravo Health California, Inc.	Delaware
26	NewQuest Management of West Virginia, LLC	Delaware